Exhibit 10(i)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of June, 2018 between TAYLOR DEVICES, INC. (the “Company”), a New York corporation with its principal place of business at 90 Taylor Drive, North Tonawanda, New York 14217-0748, and ALAN R. KLEMBCZYK (the “Executive”) an individual residing at 406 Franklin Street, Buffalo New York, 14202-1508

WHEREAS, the Company acknowledges that the Executive is a competent and experienced Executive officer; and

WHEREAS, the Company wishes to assure itself of the continuing services of the Executive for the term set forth in this Agreement, and

WHEREAS, the Executive is willing to continue to serve in the employ of the Company on a full-time basis for the term, and pursuant to the provisions set forth in this Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants, agreements and payments contained and provided for in this Agreement, the Company and the Executive covenant and agree with each other as follows:

ARTICLE 1
INTERPRETATION

1.1              Definitions

For the purposes of this Agreement, the following terms have the respective meanings set forth below, and grammatical variations of such terms have corresponding meanings:

(a)                Affiliate means any Person controlled by or under common control with the Company including any direct or indirect subsidiary of the Company.

(b)               Base Salary has the meaning set forth in Section 3.1.

(c)                Board means the board of directors of the Company from time to time.

(d)               Business Day means any day other than a Saturday, Sunday or a holiday.

(e)                Cause means:

(i)     the Executive’s (x) continued neglect to perform his duties according to the terms of his employment after the Company or the Board has given the Executive reasonable notice in writing of such neglect and a reasonable opportunity to correct it, (y) continued neglect to follow any Company policy or procedure including, without limitation, any compliance policy or procedure, after the Company or the Board has given the Executive reasonable notice in writing of such neglect and a reasonable opportunity to correct it, or (z) continued failure to comply with any lawful directive of the Board, after the Board has given the Executive reasonable notice in writing of such failure and a reasonable opportunity to correct it;

(ii)   the engaging by the Executive in any act with the intent of materially injuring the Company or any of its Affiliates financially or otherwise;

(iii) the failure on the part of the Executive to act in the best interest of the Company or any of its Affiliates in the Board’s reasonable judgment after the Company or the Board has given the Executive reasonable notice in writing of such failure and a reasonable opportunity to correct it;

(iv) the engaging by the Executive in actions which constitute conflicts of interest against the Company or any of its Affiliates in the reasonable judgment of the Board after the Company or the Board has given the Executive reasonable notice in writing of such actions and a reasonable opportunity to correct them;

(v)   the engaging by the Executive in any act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the Executive at the expense of the Company or any of its Affiliates;

(vi) the conviction of the Executive of a criminal offense involving moral turpitude, including, but not limited to, theft, fraud, embezzlement, forgery, misappropriation or willful misapplication or of a criminal offense of similar character involving dishonest acts;

(vii) the Executive’s actual breach of any confidentiality, nondisclosure, intellectual property right ownership, noncompetition, nonsolicitation or other similar obligation to the Company, whether pursuant to any agreement, contract, fiduciary duty or otherwise; or

(f)                Good Reason means, without the Executive’s consent, (i) any material adverse change in the Executive’s position, authority, duties, or responsibilities after the Executive has given the Company and the Board reasonable notice in writing of such change and a reasonable opportunity to correct it; or (ii) a material breach of this Agreement by the Company after the Executive has given the Company and the Board reasonable notice in writing of such breach and a reasonable opportunity to correct it.

(g)               Permanent Incapacity means with respect to the Executive that:

(i)     the Executive has been declared by a court of competent jurisdiction to be mentally incompetent and such declaration has not, at the relevant time, been revoked; or

(ii)   the Executive becomes unable, by reason of illness, disease, mental or physical disability or incapacity or otherwise, to perform his duties for the Company:

(A)             for a period of 180 consecutive days; or

(B)              for 270 days in the aggregate during any period of 365 consecutive days;

provided that in the event a qualified medical doctor certifies, upon request of the Company, that the Executive’s illness, disease, disability or incapacity is not permanent but merely temporary and that the Executive is able to perform his duties as Executive, with or without a reasonable accommodation (e.g., unpaid leave) of the Company (x) within 180 days of the date of the commencement of such illness, disease, disability or incapacity, or (y) for least 270 days in the aggregate during the 365 consecutive days starting from the commencement of such illness, disease, disability or incapacity, then such illness, disease, disability or incapacity will not be deemed to constitute Permanent Incapacity.

(h)               Person includes an individual, a partnership, a limited partnership, a joint venture, a syndicate, a sole proprietorship, a company or corporation with or without share capital, an unincorporated association, a trust, a trustee, an executor, an administrator or other legal personal representative, a regulatory body or agency, a government or governmental agency, an authority or entity however designated or constituted, and every other legal or business entity whatsoever.

(i)                 Severance Package means (i) the continuation of the Executive’s Base Salary for a period of twelve (12) months, and (ii) if, in connection with termination of his employment, the Executive makes a valid election pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) for continuation of health insurance under the applicable Company plan, reimbursement of premiums for such coverage for a period of up to twelve (12) months.

(j)                 Target Field means any location where the Company has made sales within the five years preceding termination.

ARTICLE 2
EMPLOYMENT

2.1              Term

The Company will continue to employ the Executive for a period of one (1) year after the date of this Agreement (the “Initial Term”). This Agreement will automatically renew each year after the Initial Term for one (1) additional year (each a “Renewal Period”); provided, however, that either party may elect not to renew this Agreement for any Renewal Period by providing ninety (90) days’ written notice of such election prior to the end of the Initial Term or any Renewal Period. If this Agreement is not renewed by the Executive, no Severance Package shall be paid. If this Agreement is not renewed by the Company, the Executive shall be entitled to the Severance Package. Notwithstanding this Section 2.1, the Executive’s employment under this Agreement may be earlier terminated pursuant to Article 4.

2.2              Duties

The Executive will serve as the President of the Company and its Affiliates. The Executive will serve the Company and its Affiliates in such capacity or capacities and will perform such duties and exercise such powers pertaining to the management and operation of the Company and its Affiliates as may be reasonably determined from time to time by the Board consistent with the normal duties pertaining to such position, subject always to the reasonable control and direction of the Board.

2.3              Time Devotion

The Executive shall devote his full working time, attention and abilities to the business and affairs of the Company and its Affiliates and shall serve the Company and its Affiliates faithfully and use his best efforts to promote the interests of the Company and its Affiliates. The Executive shall not, without prior approval of the Board, act as a director or officer of, or a business adviser to, any other Person (other than non-profit or charitable entities), other than the Company or any of its Affiliates.

2.4              Standards of Business Conduct

The Executive agrees that, in matters affecting the conduct of the business of the Company and its Affiliates, the Executive shall use all reasonable efforts to comply with all applicable laws and regulations, as well as the rules, regulations, policies and procedures of the Company of general application to its employees, as they may be revised from time to time.

2.5              Exercise of Duties

At all times, the Executive shall exercise his powers and discharge his duties under this Agreement honestly, in good faith in the manner he reasonably believes to be in the best interests of the Company and its Affiliates and, in connection therewith, shall exercise that degree of care, diligence and skill that a reasonably prudent employee of the Company would exercise in comparable circumstances.

2.6              Relationship

The relationship between the Company and the Executive is that of employer and employee and is fiduciary in nature.

2.7              Reporting Procedures

The Executive will report directly to the Board of Directors and promptly upon request will provide such information and reports as reasonably requested from time to time.

ARTICLE 3
COMPENSATION, EXPENSES AND PERQUISITES

3.1              Base Salary; Performance Bonus

The Company agrees to pay the Executive a Base Salary of TWO HUNDRED THIRTY FIVE THOUSAND AND 00/100 DOLLARS ($235,000.00) per annum during the Term, subject to increase in the discretion of the Board. Payment of the Base Salary will be made in accordance with the Company’s regular payroll practices, as they exist from time to time, less any deductions or withholdings required by law. Executive shall be eligible for an Incentive Compensation Plan based on Company Performance as approved by the Board of Directors.

3.2              Benefit Plans

Subject only to such limitations or restrictions as may relate to the Executive personally, during the Initial Term or any Renewal Term, the Company will at the Executive’s request include the Executive in all of the Company’s employee benefits programs and plans (including, but not limited to, group medical plans) provided by the Company to its executive employees, for so long as such programs and plans are continued by the Company and are available to its executive employees generally, and the Company will pay the premium cost of such participation to the same extent as the Company pays for its other executives.

3.3              Vacation

The Executive will be entitled to vacation time as defined in the Company Employee Handbook.

3.4              Expenses

The Company will pay or reimburse the Executive for all reasonable travel and other business out-of-pocket expenses which have been actually and properly incurred. The Executive will supply the Company with the originals of all vouchers, bills, statements or receipts in respect of which the Executive seeks reimbursement in accordance with Company policy.

ARTICLE 4
TERMINATION

4.1              For Cause

The Company may terminate the employment of the Executive without further obligation to the Executive at any time for Cause.

4.2              Permanent Incapacity

The Company may terminate the Executive’s employment with the Company at any time upon written notice if the Executive becomes Permanently Incapacitated, provided that this does not affect the Executive’s entitlement to long-term disability insurance in accordance with the terms of any applicable long-term disability plan. Upon such termination, and provided that the Executive executes a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all Affiliates from any and all claims of any nature whatsoever relating to Executive’s employment (including, without limitation, any and all statutory claims), the Executive will be entitled to receive continuing payments of the Base Salary for a period of six months.

4.3              Death

The Executive’s employment with the Company terminates without notice immediately upon the death of the Executive. Upon the death of the Executive, the Executive’s beneficiary, designated in writing to the Company, will be entitled to receive continuing payments of the Base Salary for a period of twelve months.

4.4              Voluntary Resignation

In the event that the Executive voluntarily resigns without Good Reason, the Executive will give a minimum of three (3) months advance written notice to the Company and the Company may accelerate the effective date of termination to any other date up to the date of notice of acceleration.

4.5              No Termination Payment

Upon the termination of the Executive’s employment for Cause by the Company or by voluntary resignation without Good Reason by the Executive pursuant to Section 4.4, the Executive will not be entitled to any termination or severance payment or benefits, other than the compensation earned by the Executive for the period before the date of cessation of his employment calculated up to and including the date of cessation of his employment.

4.6              Termination by the Company without Cause or by the Executive with Good Reason.

The Company may terminate the employment of the Executive in its absolute discretion, without Cause, and for any reason. The Executive may terminate this Agreement and his employment with the Company at any time for Good Reason. If, within ninety (90) days after the effective date of the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (or such longer period as the Company, in its discretion, may designate), the Executive executes a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all Affiliates from any and all claims of any nature whatsoever relating to Executive’s employment (including, without limitation, any and all statutory claims), the Company shall provide the Executive with the Severance Package, paid monthly in accordance with the Company’s normal payroll practices. The Company shall provide the form of waiver and release to Executive within ten (10) days of the effective date of Executive’s termination of employment. The provisions of the Severance Package will constitute full and final satisfaction of all rights and entitlements that the Executive has or may have arising from or related to the termination of his employment, whether pursuant to statute, contract, common law or otherwise.

4.7              Total Severance Compensation

Except as specifically provided in this Agreement, the Executive agrees that he will not be entitled to any compensation for severance pay, pro ration of incentive compensation, or termination pay upon termination of his employment.

ARTICLE 5

409A SAVINGS

5.1              Intention

The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations and other guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

5.2              Six month delay

Notwithstanding any provision of this Agreement to the contrary, in the event Executive is a Specified Employee (as defined in Treasury Regulations Section 1.409A-1(i)) as of the date of such Executive's Separation from Service (as defined in Treasury Regulations Section 1.409A-1(h)), any amounts that are subject to Section 409A that are payable upon Executive's Separation from Service shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of Executive's Separation from Service. The first payment made to Executive following the six-month delay shall be equal to the first six monthly installment payments (if any) that would have commenced immediately following Executive's Separation from Service if Executive had not been subject to the required six-month delay. The delayed payments shall not be adjusted for interest.

5.3              409A Savings Clause

Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Executive, to comply with Section 409A the Code or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

ARTICLE 6
GENERAL

6.1              Return of Materials

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products, lists (including, but not limited to, lists of customers, suppliers, products and prices) and other tangible items, in whatever form and on whatever medium, pertaining to the business of the Company or its Affiliates that may come into the possession or control of the Executive will at all times remain the property of the Company or its Affiliates, as applicable. On termination of the Executive’s employment for any reason, the Executive agrees to deliver promptly to the Company all such property of the Company or any Affiliate in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other Person, reproductions or copies of any such property or other property of the Company or any Affiliate.

6.2              Noncompete

Executive acknowledges that the nature of the Company's and its Affiliate’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any Affiliate of the Company in the Target Field during the twelve (12) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s or any of its Affiliates’ trade secrets and confidential information. Thus, to avoid the misappropriation of goodwill and/or the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, Executive agrees to not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any Person that is engaged in any business in a Target Field; provided, that Executive may purchase and hold (solely as a passive investor) less than 2% of the shares of any corporation in competition with the Company or any Affiliate whose shares are regularly traded on a national securities exchange.

6.3              Non-Solicitation

Until the date twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive agrees to not, either directly or indirectly, solicit, induce, attempt to hire, recruit, encourage, take away, or hire any employee of the Company (or any Affiliate of the Company) or any individual that has been an employee of the Company (or any Affiliate of the Company) during the 6-month period prior to Executive’s termination of employment hereunder or cause any such employee or former employee to leave his or her employment either for Executive or for any other entity or person.

6.4              Confidentiality

(a)       “Confidential Information” means information regarding the Company and its Affiliates that is not generally available to the public, including (to the extent that it is not so generally available): (1) information regarding the Company’s and its Affiliates’ business, operations, financial condition, students, vendors, sales representatives and other employees; (2) projections, budgets and business plans regarding the Company and its Affiliates; (3) information regarding the Company’s and its Affiliates’ planned or pending acquisitions, divestitures or other business combinations; (4) the Company’s and its Affiliates’ trade secrets and proprietary information; and (5) the Company’s and its Affiliates’ technical information, , discoveries, inventions, improvements, techniques, processes, business methods, equipment, software programs, software source documents and formulae. For purposes of the preceding sentence, information is not treated as being generally available to the public if it is made public by Executive in violation of this Agreement. “Confidentiality Period” means the period beginning on the date hereof and ending three years after the last date Executive is employed by the Company.

(b)       During the Confidentiality Period: (i) Executive must maintain all Confidential Information in confidence and must not disclose any Confidential Information to anyone outside of the Company and its Affiliates; and (ii) Executive must not use any Confidential Information for the benefit of Executive or any third party. Nothing in this Agreement, however, prohibits Executive from: (1) disclosing any information (or taking any other action) in furtherance of Executive’s duties to the Company and its Affiliates while employed by the Company; or (2) disclosing Confidential Information to the extent required by law (after giving prompt notice to the Company in order that the Company and its Affiliates may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information); or (3) using such Confidential Information to enforce any rights or remedies of Executive against the Company, whether under this Agreement or otherwise. Upon the Company’s request at any time, Executive must immediately deliver to the Company all tangible items in Executive’s possession or control that are or that contain Confidential Information, without keeping any copies.

6.5              Non-Disparagement

At all times during the employment with the Company and for the Confidentiality Period under Section 5.4 of this Agreement, neither party shall make (or cause to be made) to any Person any defamatory, disparaging or false statement about the other.

6.6              Legal Advice

The Executive hereby represents and warrants to the Company that he has had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement, that he has availed himself of that opportunity prior to signing the Agreement and that he is signing the Agreement voluntarily without any undue pressure. Executive represents that Executive (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants

6.7              Enforceability

The Executive acknowledges and agrees that the covenants and restrictions pertaining to him contained in Sections 5.1, 5.2, 5.3 and 5.4 of this Agreement are reasonable and valid in the circumstances and all of such covenants and restrictions are in addition to and not in lieu of, rights of the Company or obligations of the Executive imposed by statutory or common law. The Executive further acknowledges and agrees that the Company and its Affiliates would suffer irreparable injury in the event of any breach or threatened breach by the Executive of such covenants or restrictions, that money damages would be an inadequate remedy at law in connection with any such breach and that the Company and its Affiliates will therefore be entitled to, in addition to, and not in lieu of, all other rights of the Company and its Affiliates at law or equity (including, but not limited to, any action for money damages), temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach or threatened breach. The Executive therefore agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against the Executive in the event of actual or threatened breach of any of the provisions of this Agreement, and that any such relief will not preclude the Company its Affiliates from seeking any other relief at law or equity with respect to any such claim.

6.8              Severability

The invalidity and unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision or part hereof, and any such invalid or unforeseeable provision or part hereof will not be deemed dependent upon any other provision or part hereof unless expressly provided for in this Agreement. If any provision of this Agreement is deemed to be in violation of any law or public policy, the remainder of this Agreement will remain in full force and effect and will continue to be binding upon the Executive.

6.9              Jurisdiction; Venue

This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

6.10          Waiver of Jury Trial

Each party hereby waives, to the fullest extent permitted by applicable law, any right it or he may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

6.11          Notice

Any notice or other communication required or permitted to be given pursuant to this Agreement must be in writing and must be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(a)                if to the Executive:

Alan R. Klembczyk 406 Franklin Street Buffalo, NY 14202

(b)               if to the Company:

Taylor Devices, Inc.

90 Taylor Drive

North Tonawanda, NY 14120-0748

Attn: Chief Financial Officer

And copy to

Barclay Damon LLP

125 East Jefferson Street

Syracuse, NY 13202

Attn: Christopher J. Bonner

And copy to

Barclay Damon, LLP

200 Delaware Avenue

Suite 1200

Buffalo, NY 14202

Attn: Gust Pullman

Any such notice or other communication will be deemed to have been given or received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day), or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication under this Agreement will be delivered or transmitted by means of recorded or electronic communications as aforesaid. Any party may at any time change his or its address for service from time to time by giving notice to the other party in accordance with this Section.

6.12          Binding Effect

This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns, including, but not limited to, any successor by reason of merger or consolidation of the Company and the Executive’s heirs, executors, administrators and personal representatives. The Affiliates of the Company are third party beneficiaries of this Agreement.

6.13          Changes to Agreement

Any modifications or amendments to this Agreement must be in writing and signed by both parties or they will have no force and effect.

6.14          Entire Agreement: Waivers

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes and replaces any discussions, letters or agreements, oral or written, which may have existed between the parties as of the date of this Agreement, specifically including, but not limited to, the Prior Agreement and any other employment agreement or agreements previously entered into by the parties, which agreement or agreements are, as of the execution of this Agreement, null, void and of no further force or effect (except for any confidentiality or intellectual property ownership provisions which inure to the benefit of the Company, which will remain in effect in accordance with their terms). No waiver of any provision of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will be a waiver of any other provision of this Agreement, nor will any waiver constitute a continuing waiver unless otherwise expressly provided in writing.

6.15          Counterparts

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all the counterparts and facsimiles together constitute one and the same agreement.

6.16          Indemnification

The Company agrees that it will indemnify and hold harmless the Executive against any losses, expense or damages (including reasonable attorneys’ fees) in connection with any threatened, pending or completed action, suit, arbitration, investigation, administrative hearing or proceeding of any kind whatsoever relating to his service in any capacity with the Company and its Affiliates, including employee benefit plans and the Company will advance the Executive expenses in connection therewith, to the maximum extent permitted by law and the Company will not amend any provision in its By-Laws or Certificate of Incorporation in any way that adversely affects the liability exposure of the Executive or his rights to indemnification or advances of expenses as set forth in this Section 5.16.

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Company	Taylor Devices Inc. By: /s/John Burgess Name: John Burgess Title: Member of the Board of Directors
Executive:	/s/Alan R. Klembczyk Alan R. Klembczyk